Exhibit 23


               Consent of Independent Certified Public Accountants



We have issued our report dated July 29, 1997, accompanying the consolidated financial statements included in the Annual Report of Vasomedical, Inc. and Subsidiaries on Form 10-K for the fiscal year ended May 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vasomedical, Inc. and Subsidiaries on Form S-3 (File No. 33-62329, effective September 18, 1995) and on Forms S-8 (File No. 333-11579, effective September 6, 1996; File No. 333-11581, effective September 6, 1996; and File No. 333-11583, effective September 6, 1996).



  GRANT THORNTON LLP

  Melville, New York
  August 7, 1997